Exhibit 99.1

Press Release

Release Date: November 16, 2012	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 16, 2012) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $1.6 million, or $0.17 per diluted share, for the quarter ended September 30, 2012 as compared to net income of $897,000, or $0.09 per diluted share, for the quarter ended September 30, 2011.  For the fiscal year ended September 30, 2012, the Company reported net income of $2.6 million, or $0.27 per diluted share, as compared to net income of $112,000, or $0.01 per diluted share for fiscal year 2011.  The increase in net income experienced for the fiscal year ended September 30, 2012 as compared to fiscal 2011 was due primarily to substantially lower level of provisions for loan losses in fiscal 2012.  During fiscal 2011, a large loan loss provision was established during the second quarter as declines in the collateral values related to two significant construction loans were recognized.  Also contributing to the increase in net income for fiscal 2012 was the $1.4 million after-tax gain recognized on the sale of $21.6 million of mortgage-backed securities in the fourth quarter.

Tom Vento, President and Chief Executive Officer, stated “We are pleased to be reporting our sixth consecutive quarter of positive earnings but, like most other financial institutions, our results are impacted by the continued challenging real estate market and low interest rate environment.  Our fourth quarter and fiscal 2012 results were also positively affected by the sale of mortgage-backed securities during the fourth quarter of fiscal 2012 undertaken to both preserve a portion of the Company’s deferred tax asset related to the capital loss carryforward as well as to address the prepayment risk existing in our investment and securities portfolio in light of the current interest rate environment.”

At September 30, 2012, the Company had total assets of $490.5 million, a decrease of $9.0 million from $499.5 million at September 30, 2011.  The decrease was primarily attributable to a $55.2 million decrease in the investment and mortgage-backed securities portfolio. This decrease was substantially offset by increases of $27.4 million in cash and cash equivalents and $20.2 million in net loans.  During fiscal 2012, in particular the third and fourth quarter, the Company received the proceeds from securities sold and called which it is in the process of deploying primarily into the purchase of U.S. government agency securities and the origination of residential mortgage loans.

Total liabilities decreased $11.4 million to $430.7 million at September 30, 2012 from $442.1 million at September 30, 2011.  The decrease was primarily the result of a $10.4 million decrease in deposits as a result of management’s decision to lower rates paid on certificate accounts to facilitate a modest run-off in higher cost certificates of deposit.

Stockholders’ equity increased by $2.4 million to $59.8 million at September 30, 2012 from $57.5 million at September 30, 2011.  The increase primarily reflected net income of $2.6 million for the year ended September 30, 2012.

Net interest income decreased $541,000 or 15.2% to $3.0 million for the three months ended September 30, 2012 as compared to $3.6 million for the same period in 2011.  The decrease reflected the effects of a $778,000 or 15.2% decrease in interest income partially offset by a $237,000 or 15.0% decrease in interest expense.  The decrease in interest income resulted primarily from a 65 basis point decrease to 3.64% in the weighted average yield earned on interest-earning assets.  The weighted average yield declined primarily as a result of the investment sales and calls for redemption of investment securities, the proceeds from which were re-invested in securities bearing lower interest rates consistent with the current market or held in cash and cash equivalents pending deployment.  The decrease in interest expense resulted primarily from a 21 basis point decrease to 1.24% in the weighted average rate paid on interest-bearing liabilities.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.

For the year ended September 30, 2012, net interest income decreased $1.4 million or 9.5% to $13.2 million as compared to $14.6 million for fiscal 2011. The decrease was due to a $2.7 million or 12.5% decrease in interest income partially offset by a $1.3 million or 18.6% decrease in interest expense.  The decrease in interest income resulted primarily from a 46 basis point decrease to 3.96% in the weighted average yield earned on interest-earning assets.  Also contributing to the decrease was an $11.7 million or 2.4% decrease in the average balance of interest-earning assets.  The majority of the decline in the average yield reflected the 62 basis point decline in the yield earned on the investment portfolio as the proceeds of sold and called investments were re-invested at lower current market interest rates.  The decrease in interest expense resulted from a 25 basis point decrease to 1.33% in the weighted average rate paid on interest-bearing liabilities.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.   Also contributing to the decrease was a $14.2 million or 3.2% decrease in the average balance of interest-bearing liabilities for the year ended September 30, 2012, as compared to fiscal 2011.

For the quarter ended September 30, 2012, the net interest margin was 2.52%, as compared to 2.97% for the same period in 2011.  For the year ended September 30, 2012, the net interest margin was 2.76%, as compared to 2.97% for fiscal 2011.  The decrease in the net interest margin in the 2012 periods was primarily due to the shift in the composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were sold, called and repaid during the current periods with the Company not completing the re-investment of the proceeds during the 2012 periods.

The Company established a provision for loan losses of $375,000 for the quarter ended September 30, 2012 and $725,000 for the year ended September 30, 2012 as compared to $450,000 and $4.6 million, respectively, for the comparable periods in 2011.  The higher level of provisions in the 2011 periods reflected primarily the recognition of the decrease in the value of the collateral securing two construction development projects.  At September 30, 2012, the Company’s non-performing assets totaled $16.0 million or 3.3% of total assets as compared to $14.9 million or 3.0% of total assets at September 30, 2011.  Non-performing assets at September 30, 2012 included $14.0 million in non-performing loans of which $12.7 million were one-to-four family residential loans, $517,000 were construction and land development loans and $755,000 were commercial real estate loans.  Included in the $12.7 million of non-performing one-to-four family residential loans were $8.2 million of troubled debt restructurings.  These troubled debt restructurings relate to a 133-unit completed condominium project in Philadelphia and consist of five loans extended to the same borrower.  Non-performing assets also included seven one-to-four family residential real estate owned properties totaling $2.0 million.  The allowance for loan losses totaled $1.9 million, or 0.7% of total loans and 13.4% of non-performing loans at September 30, 2012 as compared to $3.4 million, or 1.4% of total loans and 26.6% of non-performing loans at September 30, 2011.  The decline in the allowance resulted from the charge-off of $1.3 million of specific allocations established and charged to provision expense in prior periods.

Non-interest income amounted to $2.6 million and $3.1 million for the three months and year ended September 30, 2012, compared with $329,000 and $938,000 for the same periods in 2011.  The increase in the 2012 periods was due to a sale of $21.6 million in mortgage-backed securities resulting in a pre-tax gain of $2.1 million.  The sale both preserved a portion of our $1.5 million deferred tax asset related to the capital loss that was generated in 2008 in connection with the redemption of our investment in a mutual fund as well as mitigated the risk associated with the significant level of prepayment risk existing in the investment and mortgage-backed securities portfolio in the current interest rate environment.

For the quarter ended September 30, 2012, non-interest expense increased $214,000 to $2.9 million compared to the same period in 2011, while non-interest expense increased $672,000 to $11.7 million for the year ended September 30, 2012 compared to fiscal 2011.  The increase for the 2012 periods primarily related to increases in write-downs and expenses associated with the operation and maintenance of real estate owned properties.

The Company recorded income tax expense of $700,000 and $1.3 million for the quarter and year ended September 30, 2012, respectively, compared to income tax benefits of $115,000 and $212,000 for the quarter and year ended September 30, 2011, respectively.  Income tax expense increased in the 2012 periods primarily due to the corresponding increase in pre-tax income.  The tax benefits recognized in the 2011 periods were due in part to the reduction in the valuation allowance recognized related to the capital loss carryforward created in connection with a mutual fund redemption in kind.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements except as may be required.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2012	2011
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$490,504	$499,537
Cash and cash equivalents	81,273	53,829
Investment and mortgage-backed securities:
Held-to-maturity	63,110	108,956
Available-for-sale	65,975	75,370
Loans receivable, net	260,684	240,511
Deposits	425,602	436,014
FHLB advances	483	570
Stockholders’ equity	59,831	57,452
Full-service offices	7	7

	Three Months Ended		Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,354	$5,132	$18,979	$21,685
Total interest expense	1,339	1,576	5,779	7,097
Net interest income	3,015	3,556	13,200	14,588
Provision for loan losses	375	450	725	4,630
Net interest income after provision for loan losses	2,640	3,106	12,475	9,958
Total non-interest income	2,572	329	3,068	938
Total non-interest expense	2,867	2,653	11,668	10,996
Income (loss) before income taxes (benefit)	2,345	782	3,875	(100)
Income tax (benefit) expense	700	(115)	1,282	(212)
Net income	$1,645	$897	$2,593	$112
Basic earnings per share	$0.17	$0.09	$0.27	$0.01
Diluted earnings per share	$0.17	$0.09	$0.27	$0.01

Selected Operating Ratios(1):
Average yield on interest-earning assets	3.64%	4.29%	3.96%	4.42%
Average rate on interest-bearing liabilities	1.24%	1.45%	1.33%	1.58%
Average interest rate spread(2)	2.40%	2.84%	2.63%	2.84%
Net interest margin(2)	2.52%	2.97%	2.76%	2.97%
Average interest-earning assets to average interest-bearing liabilities	110.72%	110.16%	110.29%	109.41%
Net interest income after provision for loan losses to non-interest expense	92.08%	117.08%	106.92%	90.55%
Total non-interest expense to average assets	2.30%	2.13%	2.33%	2.15%
Efficiency ratio(3)	51.32%	68.19%	71.72%	70.83%
Return on average assets	1.32%	0.72%	0.52%	0.02%
Return on average equity	11.06%	6.35%	4.43%	0.20%
Average equity to average assets	11.92%	11.33%	11.71%	10.90%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2012	2011	2012	2011
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	5.38%	5.25%	5.38%	5.25%
Non-performing assets as a percentage of total assets(5)	3.26%	2.98%	3.26%	2.98%
Allowance for loan losses as a percentage of total loans	0.71%	1.36%	0.71%	1.36%
Allowance for loan losses as a percentage of non-performing loans	13.42%	26.63%	13.42%	26.63%
Net charge-offs to average loans receivable	2.55%	0.40%	0.88%	0.90%

Capital Ratio(4)
Tier 1 leverage ratio
Company	11.73%	11.06%	11.73%	11.06%
Bank	10.95%	10.23%	10.95%	10.23%
Tier 1 risk-based capital ratio
Company	27.51%	25.54%	27.51%	25.54%
Bank	25.69%	23.62%	25.69%	23.62%
Total risk-based capital ratio
Company	28.39%	26.79%	28.39%	26.79%
Bank	26.57%	24.87%	26.57%	24.87%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.